Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter and Year End 2008 Results

LAS VEGAS, February 24, 2009 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2008.

Net revenues for 2008 were $3.0 billion, an 11.2% increase over 2007, primarily due to 35.6% higher revenues from Wynn Macau, which were partially offset by a 15.1% decrease in revenues from our Las Vegas properties. Encore at Wynn Las Vegas, which opened on December 22, 2008, did not significantly impact our results of operations for the year ended December 31, 2008.

Net revenues for the fourth quarter of 2008 were $614.3 million, compared to $711.3 million in the fourth quarter of 2007. The revenue drop was driven primarily by a decline in gaming volumes, significantly lower hold percentage and an overall reduction in non-gaming revenues in Las Vegas. Wynn Macau revenues in the quarter were up 1.2% from the fourth quarter of 2007.

Adjusted property EBITDA (1) for 2008 was $738.7 million, a 5.4% decrease compared to 2007.  Adjusted property EBITDA was $127.5 million for the fourth quarter of 2008, compared to $196.9 million in the fourth quarter of 2007.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the year was $210.2 million, or $1.92 per diluted share, compared to $258.1 million, or $2.34 per diluted share in 2007. Net income for 2008 was positively influenced by a $60.9 million income tax benefit primarily due to foreign tax credits and our 2008 domestic operating loss. Adjusted net income for 2008 was $274.4 million, or $2.51 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $329.4 million, or $2.97 per diluted share in 2007.

On a US GAAP basis, net loss for the fourth quarter of 2008 was $159.6 million, or ($1.49) per diluted share, compared to a net income of $65.5 million, or $0.57 per diluted share in the fourth quarter of 2007.   The net loss was significantly impacted by a $98.8 million tax expense for the quarter.  This non-cash provision was required to reduce our deferred tax asset to the amount we believe is more likely than not realizable as discussed later in this release. Adjusted net income in the fourth quarter of 2008 was $7.6 million, or $0.07 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $82.6 million, or $0.72 per diluted share in the fourth quarter of 2007.

Encore at Wynn Las Vegas Opening

Encore, located immediately adjacent to and connected with Wynn Las Vegas, opened on December 22, 2008, featuring a 2,034 room all-suite hotel, an approximately 72,000 square foot casino with approximately 95 table games, a baccarat salon, private VIP gaming rooms and approximately 835 slot machines. Encore’s 12 food and beverage outlets include five restaurants, many of which feature award winning chefs. Encore also offers a night club, a spa and salon, approximately 60,000 square feet of meeting space and approximately 27,000 square feet of upscale retail outlets featuring boutiques from Hermes, Chanel and Rock & Republic. The Encore Theater, featuring Danny Gans, opened February 10, 2009.

As of December 31, 2008, there were $202 million in outstanding construction payables associated with the $2.3 billion Encore project budget.

Wynn Las Vegas and Encore Full Year 2008 Operating Results

For the full year 2008, our Las Vegas properties generated adjusted property EBITDA of $252.9 million, 39.4% lower than in 2007, primarily due to poor table games hold percentage and a decrease in gaming volumes coupled with general softness in all non-gaming segments.

Net casino revenues for the year were $479.7 million, a 25.3% decline from 2007. For the year ended December 31, 2008, we experienced a 7.1% decrease in drop and our average table games win percentage (before discounts) of 20.0% was below the expected range of 21% to 24% and the 25.3% hold percentage we experienced in 2007. Slot handle decreased 12.9% during the year ended December 31, 2008, as compared to 2007, and our slot win percentage for the years ended December 31, 2008 and 2007 was within the expected range of 4.5% and 5.5%.

Gross non-casino revenues for 2008 were $776.3 million, a 3.7% decline from 2007. Hotel revenues were down 6.0% to $268.5 million, versus $285.7 million in 2007. Average Daily Rate (ADR) was $288 for the year, compared to $300 in 2007 and occupancy was 91.8% compared to 96.0% during the prior year, generating revenue per available room (REVPAR) of $265 in 2008 (8.0% lower than in 2007).

Food and beverage revenues decreased 1.7% to $305.7 million in 2008, compared to $311.0 million in 2007. Retail revenues were $86.1 million, compared to $94.8 million in 2007, a 9.2% decline, and entertainment revenues were approximately $66.2 million, compared to $64.5 million in 2007.

Wynn Las Vegas and Encore Fourth Quarter Results

For the quarter ended December 31, 2008, our Las Vegas properties generated adjusted property EBITDA of $32.6 million, compared to $97.3 million in the fourth quarter of 2007, a 66.5% decline due primarily to the decline in casino revenue as well as weaker performance from the Hotel, Food and Beverage, Retail and Entertainment segments. Starting in October, we experienced a dramatic deceleration in business from the casino and non-gaming departments. The Thanksgiving to Christmas period has traditionally been one of the weakest times of the year in Las Vegas but the fourth quarter of 2008 was substantially worse than during the prior year as consumers chose to stay at home and significantly reduced their leisure budgets. In addition, the 15.3% table games hold was the lowest experienced by our Las Vegas properties since Wynn Las Vegas’ opening in April 2005.

Net casino revenues in the fourth quarter of 2008 were $90.7 million, compared to net casino revenues of $160.0 million for the fourth quarter of 2007. Table games drop was $498.3 million, with win per table per day (before discounts) of $5,629, compared to drop of $624.7 million and win per table per day of $11,293 in the fourth quarter of 2007. Table games win percentage of 15.3% was significantly below the property’s expected range of 21% to 24% and the 23.5% for the fourth quarter of 2007.  Table games win percentage in the fourth quarter of 2008 was accountable for approximately 50% of the reduction in total table win as compared to 2007. Slot machine handle of $829.7 million was 22.7%, lower than the comparable period of 2007 and win per unit per day was $203, compared to a win per unit per day of $241 in the fourth quarter of 2007.

Gross non-casino revenues for the quarter were $171.9 million, a 16.9% decline from the fourth quarter of 2007. Hotel revenues were down 14.0% to $60.5 million during the quarter, versus $70.3 million in the fourth quarter of 2007. Average Daily Rate (ADR) was $281 for the quarter, compared to $298 in the fourth quarter of 2007 and occupancy was 79.7% compared to 94.3% during the prior year period, generating revenue per available room (REVPAR) of $224 in the 2008 period (20.3% lower than in 2007).

Food and beverage revenues decreased 11.6% to $69.6 million in the quarter, compared to $78.8 million in the fourth quarter of 2007. Retail revenues were $18.4 million in the quarter, compared to $26.7 million in the fourth quarter of 2007, a decrease of 31.0%. Entertainment revenues were approximately $12.1 million, compared to $17.8 in the fourth quarter of 2007 as we closed the Spamalot theater in July 2008.

As a result of the current economic conditions, we have increasingly focused on efficiency initiatives that we began implementing at our Las Vegas properties in early 2009.  These initiatives include reductions in pay for salaried employees, reduced work weeks for full-time hourly employees, the substantial reduction of 2009 bonus accruals and a suspension of the employer match to the 401(k) contributions.  We expect that these initiatives, along with other operational efficiencies, will save approximately $75-$100 million annually.

Wynn Macau Full Year 2008 Operating Results

For the full year 2008, net revenues were $1.9 billion, 35.6% above 2007. Wynn Macau generated adjusted property EBITDA of $485.9 million, a 33.4% increase over the previous year.

Casino revenues increased $474.7 million during the year ended December 31, 2008, compared to the prior year. The increase in casino revenues is a result of growth during the first nine months of the year in the Macau market as well as our casino expansion which opened in December 2007.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment of $55.4 billion was 47.4% higher than in 2007 and VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 3.0%, within the expected range of 2.7% to 3.0% and lower than the 3.1% generated in 2007.

Table games drop in the mass market category increased 14.2% to $2.3 billion, and mass market table games win percentage (calculated before discounts) of 19.6% was within the expected range of 18% to 20% and higher than the 19% generated in 2007.

Slot machine handle of $3.0 billion was 79.5% higher than the $1.7 billion generated in 2007.  Slot machine win per unit per day was $346, a 26.4% decline from 2007 due to the increase in the average number of slot machines from 521 to 1,243 slots.

Wynn Macau achieved an Average Daily Rate (ADR) of $275 for the year, compared to $251 in 2007. The property’s occupancy was 87.3%, compared to 88.8% during the prior year period, generating revenue per available room (REVPAR) of $240 in the 2008 period, 7.6% above 2007 levels.

Wynn Macau has also been impacted by the slowing global economy and visa restrictions implemented in September 2008 that limit the frequency of visits that certain citizens of mainland China may make to Macau.

Wynn Macau Fourth Quarter Results

In the fourth quarter of 2008 net revenues were $392.2 million compared $387.4 million in the fourth quarter of 2007. Wynn Macau generated adjusted property EBITDA of $95.0 million compared to $99.6 million in the fourth quarter of 2007.

Table games turnover in the VIP segment was $11.0 billion for the period, compared to $11.2 billion for the fourth quarter of 2007. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the fourth quarter of both 2008 and 2007 was within the expected range of 2.7% to 3.0%.

Table games drop in the mass market category was approximately $487.2 million during the period, a 4.0% decrease from $507.6 million in the fourth quarter of 2007.  Mass market table games win percentage (calculated before discounts) of 19.5% was in-line with our expected range of 18% to 20% and slightly higher than the 19.1% in the fourth quarter of 2007.

Slot machine win increased 33.9% compared to the fourth quarter of 2007. Win per unit per day was $348, a 23.7% decline from the fourth quarter of 2007 due to the increase in the average number of slot machines from 708 to 1,241 slots.

Wynn Macau achieved an Average Daily Rate (ADR) of $273 for the quarter in 2008, compared to $256 in the fourth quarter of 2007. The property’s occupancy was 86.8%, compared to 92.4% during the prior year period, generating revenue per available room (REVPAR) of $237 in the 2008 period, flat with 2007 levels.

Encore at Wynn Macau

We have commenced construction of Encore at Wynn Macau. Encore at Wynn Macau will add a fully-integrated resort hotel to Wynn Macau, planned to include approximately 400 luxury suites and four villas along with restaurants, additional retail space and additional VIP gaming space.  We expect Encore at Wynn Macau to open in 2010.  While the project budget is still being finalized, we expect total costs to be approximately $700 million.    It is anticipated that the project budget will be funded from cash on hand and cash flow from Wynn Macau.

As of December 31, 2008, we had incurred approximately $202 million related to the development and construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $26.0 million in capitalized interest, was $46.2 million for the fourth quarter of 2008. For the full year 2008, interest expense, net of capitalized interest of $87.4 million, was $172.7 million compared to $143.8 million, net of capitalized interest of $44.6 million, for the year ended December 31, 2007. Depreciation and amortization expenses were $70.8 million during the quarter. For the full year, depreciation and amortization expenses were $262.8 million and pre-opening expenses were $72.4 million. Corporate expense and other was $9.3 million in the fourth quarter 2008 (including $6.3 million in stock based compensation), a $6.0 million reduction from last year’s quarter primarily due to a reversal of bonus accruals in the 2008 quarter. Corporate expense and other was $57.1 million for the full year 2008, including $20.3 million in stock based compensation.

Income Taxes

The Company recorded a tax benefit for the year of $60.9 million primarily attributable to our 2008 domestic operating loss and foreign tax credits. Our fourth quarter 2008 tax expense of $98.7 million reflects additional reserves against deferred tax assets which are not directly related to our fourth quarter operating results.  Because of the deteriorating economic environment we reviewed our ability to realize the US income tax benefit in the future associated with our foreign tax credit carryforward.  As a result of the review, we reduced the deferred tax asset to the amount we believe is more likely than not realizable which resulted in increasing our fourth quarter income tax expense.

Balance Sheet and Capital Expenditures

Our total cash balances on December 31, 2008 were $1.1 billion. Total debt outstanding at the end of 2008, was $4.3 billion, including approximately $2.8 billion of Wynn Las Vegas debt, $1.1 billion of Wynn Macau debt and $375 million outstanding under the Wynn Resorts Term Loan Facility.

Total cash balances pro-forma for the Wynn Macau $500 million revolver draw on February 4, 2009 were $1.6 billion including $662 million at the parent company, $828 million at Wynn Macau and the remaining $123 million at Wynn Las Vegas.  Total debt increased to $4.8 billion from $4.3 billion.

Capital expenditures during the fourth quarter of 2008, net of changes in construction payables and retention, totaled approximately $385 million primarily related to the completion of Encore at Wynn Las Vegas.

In November 2008, the Company purchased $625 million principal amount of loans under the $1 billion Wynn Resorts Term Loan Facility at a discounted price of 95.375%. This resulted in the retirement of $625 million of principal at a cost of $596.1 million.  In connection with this transaction, we recorded a gain of $22.3 million on early retirement of debt, net of the write-off of unamortized debt issue costs and fees.

On November 18, 2008, Wynn Resorts completed a secondary common stock offering of 8 million shares with net proceeds of $344.3 million.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, February 24, 2009 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) to adjusted net income, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income (loss).

(2) Adjusted net income is net income (loss) before pre-opening costs, property charges, one time tax adjustments and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Operating revenues:
Casino	$455,948	$524,068	$2,261,932	$1,949,870
Rooms	74,979	84,672	326,655	339,391
Food and beverage	83,088	91,423	358,715	353,983
Entertainment, retail and other	59,647	69,098	270,065	245,201
Gross revenues	673,662	769,261	3,217,367	2,888,445
Less: promotional allowances	(59,387)	(57,986)	(230,043)	(200,926)
Net revenues	614,275	711,275	2,987,324	2,687,519

Operating costs and expenses:
Casino	325,280	327,292	1,490,927	1,168,119
Rooms	18,178	19,556	78,238	83,237
Food and beverage	47,878	51,951	207,281	212,622
Entertainment, retail and other	34,552	42,456	161,862	161,087
General and administrative	69,697	80,456	319,303	310,820
Provision for doubtful accounts	393	8,265	49,405	36,109
Pre-opening costs	46,320	2,883	72,375	7,063
Depreciation and amortization	70,793	60,496	262,848	219,923
Property charges and other	1,396	9,471	32,584	60,857
Total operating costs and expenses	614,487	602,826	2,674,823	2,259,837

Equity in income (loss) from unconsolidated affiliates	(48)	326	1,353	1,721

Operating income (loss)	(260)	108,775	313,854	429,403

Other income (expense):
Interest income	1,402	16,220	21,517	47,259
Interest expense, net of capitalized interest	(46,180)	(35,901)	(172,693)	(143,777)
Decrease in swap fair value	(36,604)	(3,653)	(31,485)	(6,001)
Gain (loss) from extinguishment of debt	22,347	-	22,347	(157)
Other	(1,563)	2,260	(4,257)	506
Other income (expense), net	(60,598)	(21,074)	(164,571)	(102,170)

Income (loss) before income taxes	(60,858)	87,701	149,283	327,233

Benefit (provision) for income taxes	(98,776)	(22,248)	60,923	(69,085)

Net income (loss)	$(159,634)	$65,453	$210,206	$258,148

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$(1.49)	$0.58	$1.94	$2.43
Diluted*	$(1.49)	$0.57	$1.92	$2.34
Weighted average common shares outstanding:
Basic	106,900	113,720	108,408	106,030
Diluted	106,900	115,257	109,441	112,685

* Diluted earnings per share for the year ended December 31, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock.  Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $5.1 million of net interest attributable to these debentures for the year ended December 31, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss)	$(159,634)	$65,453	$210,206	$258,148
Pre-opening costs	46,320	2,883	72,375	7,063
(Gain) loss from the extinguishment of debt	(22,347)	-	(22,347)	157
Decrease in swap fair value	36,604	3,653	31,485	6,001
Property charges and other	1,396	9,471	32,584	60,857
Adjustment for income taxes	(17,746)	1,096	(32,315)	(2,868)
Foreign tax credit valuation allowance adjustment	123,029	-	(17,626)	-
Adjusted net income(2)	$7,622	$82,556	$274,362	$329,358

Adjusted net income per diluted share*	$0.07	$0.72	$2.51	$2.97

* Diluted adjusted net income per share for the the year ended December 31, 2007 includes the assumption that the convertible debentures were converted into shares of common stock.  Since the convertible debentures were all converted into shares of stock in July 2007, there is no adjustment to net income for the quarter ended December 31, 2007.  Accordingly, adjusted net income used in the computation of diluted adjusted net income per share for the year ended December 31, 2007 is increased by approximately $5.1 million of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended December 31, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(69,785)	$55,592	$13,933	$(260)

Pre-opening costs	46,319	1	-	46,320
Depreciation and amortization	47,097	23,031	665	70,793
Property charges and other	696	644	56	1,396
Corporate expense, management
fees, royalties and other	5,745	14,121	(16,905)	2,961
Stock-based compensation	2,488	1,598	2,251	6,337

Adjusted property EBITDA (1)	$32,560	$94,987	$-	$127,547

	Three Months Ended December 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$42,384	$50,565	$15,826	$108,775

Pre-opening costs	2,683	208	(8)	2,883
Depreciation and amortization	40,371	19,231	894	60,496
Property charges and other	1,901	16,873	(9,303)	9,471
Corporate expense, management
fees, royalties and other	8,429	12,299	(9,415)	11,313
Stock-based compensation	1,551	436	2,006	3,993

Adjusted property EBITDA (1)	$97,319	$99,612	$-	$196,931

			Three Months Ended
			December 31,
			2008	2007
Adjusted property EBITDA (1)			$127,547	$196,931

Pre-opening costs			(46,320)	(2,883)
Depreciation and amortization			(70,793)	(60,496)
Property charges and other			(1,396)	(9,471)
Corporate expenses and other			(2,961)	(11,313)
Stock-based compensation			(6,337)	(3,993)
Interest income			1,402	16,220
Interest expense			(46,180)	(35,901)
Decrease in swap fair value			(36,604)	(3,653)
Gain on extinguishment of debt			22,347	-
Other			(1,563)	2,260
Provision for income taxes			(98,776)	(22,248)

Net income (loss)			$(159,634)	$65,453

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Year Ended December 31, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(58,350)	$298,463	$73,741	$313,854

Pre-opening costs	72,373	2	-	72,375
Depreciation and amortization	169,640	90,592	2,616	262,848
Property charges and other	22,406	10,015	163	32,584
Corporate expense, management
fees, royalties and other	37,304	82,647	(83,208)	36,743
Stock-based compensation	9,502	4,138	6,688	20,328

Adjusted property EBITDA (1)	$252,875	$485,857	$-	$738,732

	Year Ended December 31, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$200,621	$184,072	$44,710	$429,403

Pre-opening costs	6,457	590	16	7,063
Depreciation and amortization	152,839	63,469	3,615	219,923
Property charges and other	6,005	63,654	(8,802)	60,857
Corporate expense, management
fees, royalties and other	43,075	49,228	(46,935)	45,368
Stock-based compensation	8,031	3,100	7,396	18,527

Adjusted property EBITDA (1)	$417,028	$364,113	$-	$781,141

			Year Ended
			December 31,
			2008	2007
Adjusted property EBITDA (1)			$738,732	$781,141

Pre-opening costs			(72,375)	(7,063)
Depreciation and amortization			(262,848)	(219,923)
Property charges and other			(32,584)	(60,857)
Corporate expenses and other			(36,743)	(45,368)
Stock-based compensation			(20,328)	(18,527)
Interest income			21,517	47,259
Interest expense			(172,693)	(143,777)
Decrease in swap fair value			(31,485)	(6,001)
Gain (loss) on extinguishment of debt			22,347	(157)
Other			(4,257)	506
Benefit (provision) for income taxes			60,923	(69,085)

Net income			$210,206	$258,148

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Year Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Room Statistics for Wynn Las Vegas[5]:
Occupancy %	79.7%	94.3%	91.8%	96.0%
Average Daily Rate (ADR)[1]	$281	$298	$288	$300
Revenue per available room (REVPAR)[2]	$224	$281	$265	$288

Other information for Wynn Las Vegas[5]:
Table games win per unit per day[3]	$5,629	$11,293	$7,976	$10,872
Table Win %	15.3%	23.5%	20.0%	25.3%
Slot machine win per unit per day[4]	$203	$241	$221	$250
Average number of table games	147	141	141	141
Average number of slot machines	2,034	1,973	1,971	1,966

Room Statistics for Wynn Macau:
Occupancy %	86.8%	92.4%	87.3%	88.8%
Average Daily Rate (ADR)[1]	$273	$256	$275	$251
Revenue per available room (REVPAR)[2]	$237	$237	$240	$223

Other information for Wynn Macau:
Table games win per unit per day[3]	$12,366	$16,239	$15,265	$16,410
Slot machine win per unit per day[4]	$348	$456	$346	$470
Average number of table games	367	290	377	259
Average number of slot machines	1,241	708	1,243	521

(1)  ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2)  REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.
(3)  Table games win per unit per day is shown before discounts and commissions.
(4)  Slot machine win per unit per day is net of participation fees and progressive accruals.
(5)  Results on the table above include the 10 days of operations for Encore, which opened on December 22, 2008. Encore did not significantly impact our results of operations for the year ended December 31, 2008.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com